Exhibit 10.2A

2018 SPLIT-DOLLAR AGREEMENT

This 2018 SPLIT-DOLLAR AGREEMENT (this “Agreement”) is made and entered into effective as of the 12th day of September, 2018, by and between Richard Murray, IV, an individual resident of the State of Alabama (the “Insured”) and National Bank of Commerce, a national banking association (the “Bank”).

RECITALS

A.     The Insured is currently an executive officer of the Bank and provides valuable service to the Bank.

B.     Subject to the terms and conditions stated herein, the Bank desires to provide the Insured with certain death benefits under a life insurance policy purchased by the Bank on the life of the Insured.

C.     The Bank and the Insured previously entered into that certain Split Dollar Agreement effective as of January 1, 2016 (the “Original Split Dollar”). For the avoidance of doubt, this Agreement does not supersede, replace, or modify the Original Split Dollar, rather this Agreement is in addition to and on top of the Original Split Dollar and the death benefits provided under this Agreement are in addition to and on top of the death benefits provided under the Original Split Dollar.

AGREEMENT

NOW, THEREFORE, the parties hereto, for and in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, agree as follows:

1.     Identification of Policy. This Agreement pertains to the life insurance policy or policies (the “Policy”) listed on Exhibit C, attached and made a part hereto. The Bank, in its sole and absolute discretion and without the consent or approval of the Insured, may from time to time amend or revise the Policy listed in Exhibit C and such new or revised Exhibit C shall supersede any prior Exhibit C.

2.     Ownership of Policy. The Bank shall own all of the right, title and interest in the Policy and shall control all rights of ownership with respect thereto. The Bank, in its sole discretion, may exercise its right to borrow against or withdraw the cash value of the Policy. In the event that coverage under the Policy is increased at the discretion of the Bank, such increased coverage shall be subject to all of the rights, duties and obligations set forth in this Agreement.

3.     Designation of Beneficiary. The Insured may designate one or more beneficiaries on the Beneficiary Designation Form attached hereto as Exhibit B to receive a portion of the death proceeds of the Policy payable pursuant hereto upon the death of the Insured, subject to any right, title or interest that the Bank may have in such proceeds as provided herein. In the event that the Insured fails to designate a beneficiary, any benefits payable pursuant hereto shall be paid to the estate of the Insured.

4.    Maintenance of Policy. The Bank acquired the Policy through the payment of a single premium, and the Insured acknowledges that the Bank is under no obligation to pay any additional premiums to maintain any particular level of death benefit coverage under the Policy. Subject to the foregoing limitation and the provisions of Section 8 below, the Bank shall take all other actions within the Bank’s reasonable control to keep the Policy in full force and effect; provided, however, that the Bank may replace the Policy with a comparable policy or policies so long as the Insured’s beneficiaries will be entitled to receive an amount of death proceeds substantially equal to those that the beneficiaries would be entitled to receive if the original Policy were to remain in effect. If any such replacement is made, all references herein to the “Policy” shall thereafter be references to such replacement policy or policies. If the Policy contains any premium waiver provision, any such waived premiums shall be considered for the purposes of this Agreement as having been paid by the Bank. The Bank shall be under no obligation to set aside, earmark or otherwise segregate any funds with which to pay its obligations under this Agreement.

(a)	Notwithstanding anything in this Agreement to the contrary, no amounts shall be due or owing to the Insured or the Insured’s estate or beneficiaries under this Agreement if, for any reason:

(i)	the insurance company identified on Exhibit C (the “Insurer”) or any successor Insurer or substitute or replacement Insurer denies a claim under the Policy;

(ii)

the Insurer or any successor Insurer or substitute or replacement Insurer fails to pay a claim under the Policy, whether as a result of a bankruptcy, insolvency or other similar proceeding being instituted by or against the Insurer or any successor Insurer or substitute or replacement Insurer or for any other reason; or

(iii)	no death benefits have been paid under the Policy to the Bank (or, to the extent of any endorsement by the Bank to the Insured, to the Insured’s estate or beneficiaries).

The Insured and his beneficiaries shall hold the Bank harmless from any payment obligation hereunder to the extent that such obligation is negated by the occurrence of an event described in Subsections (i), (ii) or (iii).

(b)

It is the intent of the parties that this Agreement shall provide for a death benefit only and shall not provide the Insured with a right to the cash value of the Policy or any retirement or deferred compensation benefits or rights.

(c)

It is the intent of the parties that any of the Insured’s rights to payment hereunder shall be funded solely from the Policy proceeds, and the Bank shall have no liability or obligation to the Insured in the event of non-payment of death proceeds under the Policy or a default by the Insurer for any reason.

(d)

The Insured shall assist the Bank in obtaining the Policy by, from time to time and promptly upon the request of the Bank, supplying any information necessary to obtain the Policy and submitting to any physical examinations required therefor.

5.     Reporting Requirements. The Bank will annually provide to the Insured an IRS Form W-2, or, if applicable, a Form 1099, to report on the economic benefit value (as determined in accordance with applicable regulations and guidance issued by the Internal Revenue Service) of the “Death Benefit” (as determined in accordance with Exhibit A hereto) payable to the Insured’s beneficiary in connection with this Agreement, so that the Insured can properly include said amount in his taxable income. The Insured agrees to accurately report and pay all applicable taxes on such amount as income reportable hereunder to the Insured. The Insured acknowledges and understands that no “group term life” or similar income tax exclusion applies to benefits provided hereunder.

6.     Policy Proceeds. Subject to the provisions of Section 8, upon the death of the Insured, the proceeds of the Policy shall be divided in the following manner:

(a)

The Insured’s beneficiary(ies) designated in accordance with Section 3 above shall be entitled to receive an amount equal to the lesser of (i) the Death Benefit, determined in accordance with Exhibit A hereto, or (ii) one hundred percent (100%) of the difference between the total death proceeds payable under the Policy and the cash surrender value of the Policy, as determined in accordance with Section 7 below (such difference in the total death proceeds and the cash surrender value of the policy is defined as the “net amount at-risk.”).

(b)	The Bank shall be entitled to any death proceeds remaining payable under the Policy after payment to the Insured’s beneficiaries pursuant to Section 6(a) above.

(c)

The Bank and the Insured’s beneficiaries shall share in any interest due and payable on the death proceeds of the Policy on a pro rata basis, based on the amount of death proceeds due each party, excluding any such interest.

7.     Cash Surrender Value of the Policy. The cash surrender value of the Policy shall be equal to the cash value of the Policy at the earlier of the time of the Insured’s death or the surrender of the Policy, less (i) any loans or withdrawals or any other indebtedness previously incurred or made by the Bank that is secured by the Policy, and any unpaid interest thereon, and (ii) any applicable surrender charges, as determined by the Insurer or agent servicing the Policy.

8.     Termination of Agreement.

(a)

For purposes of this Section 8, the terms “Change in Control” and “Separation from Service” shall have the meanings given to those respective terms in that certain 2018 Supplemental Executive Retirement Benefits Agreement entered into between the Insured and the Bank effective as of September 12, 2018 (the “2018 SERP”).

(b)	Prior to a Change in Control, this Agreement shall terminate immediately upon the first to occur of the following:

(i)	the distribution of the death benefit proceeds in accordance with Section 6 above;

(ii)

the termination of the Insured’s employment with the Bank prior to attaining age 65 for any reason other than death; provided, however, if the Insured becomes Substantially Disabled (as defined in the 2018 SERP) while employed by the Bank, then, for purposes of this Agreement the Insured shall be treated as remaining in full-time employment with the Bank through to the earlier of (A) the date on which the Insured ceases to be Substantially Disabled or (B) the date on which the Insured attains age 65;

(iii)

the surrender or termination of the Policy by the Bank; provided, however, the Bank shall not surrender or otherwise terminate he Policy unless such surrender or termination is required by law or pursuant to any applicable bank regulatory order; or

(iv)	the Insured attaining age 80.

The Insured acknowledges and agrees that the termination of this Agreement pursuant to Subsections (b)(ii), (b)(iii) or (b)(iv) above shall terminate any rights of the Insured and the Insured’s beneficiaries to receive any death proceeds of the Policy under this Agreement, and such termination shall not give rise to any liability of any nature against the Bank.

(c)

Following a Change in Control that occurs before the Insured experiences a Separation from Service with the Bank or an affiliate thereof, this Agreement shall remain in effect until the earlier of (i) the distribution of the death benefit proceeds in accordance with Section 6 above or (ii) the Insured attaining age 80, unless the Insured consents in writing to an earlier termination of the Agreement.

9.     Assignment. The Insured shall not make any assignment of the Insured’s rights, title or interest in or to the death proceeds of the Policy without the prior written consent of the Bank (which may be withheld for any reason or no reason in the Bank’s sole and absolute discretion) and acknowledgment by the Insurer.

10.   Administration.

(a)

This Agreement shall be administered by the Board of Directors of the Bank or its duly authorized designee (the “Administrator”). The Administrator shall be responsible for the management, control and administration of the Policy’s death proceeds. The Administrator may, in its reasonable discretion, delegate certain aspects of its management and administrative responsibilities. Upon the death of the Insured, the Administrator shall contact the Insurer in order to complete a claim form and determine the procedures to effect the payment of the death proceeds under the Policy. If the Insurer denies a claim for payment under the Policy, the Administrator may, in its sole discretion, contest such denial.

(b)	The Administrator shall have the powers, duties and full discretionary authority to:

(i)	construe and interpret the provisions of this Agreement;

(ii)	adopt, amend or revoke rules and regulations for the administration of this Agreement, provided that they are not inconsistent with the provisions of this Agreement;

(iii)

provide appropriate parties with such returns, reports, descriptions and statements as may be required by law, within the times prescribed by law, and to make them available to the Insured (or the Insured’s beneficiaries) when required by law;

(iv)	take such other action as may be reasonably required to administer this Agreement in accordance with its terms or as may be required by law;

(v)	withhold applicable taxes and file with the Internal Revenue Service appropriate information returns with respect to any payments and/or benefits provided hereunder; and

(vi)	appoint and retain such persons as the Administrator may deem necessary or advisable for carrying out its duties as administrator.

11.   Claims Procedures.

(a)	For purposes of these claims procedures, the Administrator shall serve as the “Claims Administrator.”

(b)

Any claim for benefits hereunder shall be filed by the Insured, his beneficiary or a duly authorized representative thereof (a “Claimant”) through the provision of a written notification to the Claims Administrator. The Claims Administrator shall make all determinations as to the right of any Claimant to a benefit hereunder.

(c)

If the claim is wholly or partially denied, the Claims Administrator shall provide written or electronic notice thereof to the Claimant within a reasonable period of time, but not later than ninety (90) days after receipt of the claim; provided, however, that the Claims Administrator may extend the time for processing a claim to a date not more than one hundred eighty (180) days after receipt of the claim if special circumstances require an extension. Written notice of any extension of time shall be sent to the Claimant within ninety (90) days after receipt of the claim and shall include an explanation of the special circumstances requiring the extension and the date by which the Claims Administrator expects to render a final decision.

(d)

Any notice of a denial of a claim for benefits hereunder shall (i) specify the reason for the denial; (ii) reference the provisions of this Agreement on which the denial is based; (iii) describe the additional material or information, if any, necessary for the Claimant to receive benefits and explain why such material or information is necessary; (iv) indicate the steps to be taken by the Claimant if a review of the denial is desired, including the time limits applicable thereto; and (v) contain a statement of the Claimant’s right to bring a civil action under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in the event of an adverse determination on review.

(e)

If a claim is denied and a review is desired, the Claimant shall notify the Claims Administrator in writing within sixty (60) days after receipt of written notice of a denial of a claim. In requesting a review, the Claimant may submit any written comments, documents, records and other information relating to the claim that the Claimant feels are appropriate. The Claimant shall be provided reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits, upon request and free of charge. For purposes of this Section 11, a document, record or other item of information shall be considered “relevant” to the Claimant’s claim if it (i) was relied upon in making the benefit determination; (ii) was submitted, considered or generated in the course of making the benefit determination, whether or not actually relied upon in making the determination; or (iii) demonstrates compliance with the administrative processes and safeguards of this claims procedure.

(f)

The Claims Administrator shall review the claim, taking into account all comments, documents, records and other information submitted by the Claimant, without regard to whether such information was submitted or considered in the initial benefit determination, and shall provide the Claimant with written or electronic notification of the benefit determination upon review. In the event of an adverse benefit determination on review, the notice thereof shall (i) specify the reason or reasons for the adverse determination; (ii) reference the specific provisions of this Agreement on which the benefit determination is based; (iii) contain a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits; and (iv) inform the Claimant of the right to bring a civil action under the provisions of ERISA.

(g)

After exhausting the claims procedure described herein, nothing shall prevent the Claimant from pursuing any other legal or equitable remedy otherwise available, including the right to bring a civil action under Section 502(a) of ERISA, if applicable. Notwithstanding the foregoing, no legal action may be commenced or maintained against the Bank, the Board of Directors of the Bank (or any member thereof) or the Claims Administrator more than ninety (90) days after the Claimant has exhausted the procedures and remedies set forth in this Section 11.

12.   Confidentiality. The Insured agrees that, except as disclosed in financial statements and tax returns or in connection with estate planning, the terms and conditions of this Agreement are and shall forever remain confidential, and the Insured agrees that he shall not reveal the terms and conditions of this Agreement at any time to any person or entity, other than his financial and professional advisors, unless required to do so by a court of competent jurisdiction. The provisions of this Section 12 shall survive the termination of this Agreement indefinitely, regardless of the cause of, or reason for, such termination.

13.   Other Agreements. The benefits provided for herein are supplemental life insurance benefits and shall not be deemed to modify, affect or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of the Insured in any manner whatsoever. No provision in this Agreement shall in any way affect, restrict or limit any existing employment agreement between the Bank and the Insured, nor shall any provision or condition in this Agreement create specific rights of the Insured or limit the right of the Bank to discharge the Insured with or without cause. Except as otherwise provided herein or therein, nothing in this Agreement shall affect the right of the Insured to participate in or be covered by or under any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation, retirement or fringe benefit plan constituting any part of the Bank’s compensation structure, whether now or hereafter existing.

14.   Withholding. Notwithstanding any provision hereof to the contrary, the Bank may withhold from any payment to be made hereunder such amount as it may be required to withhold under any applicable federal, state or other law and may transmit such withheld amounts to the applicable taxing authority.

15.   Miscellaneous Provisions.

(a)

Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission of an executed counterpart.

(b)

Construction. As used in this Agreement, the neuter gender shall include the masculine and the feminine, the masculine and feminine genders shall be interchangeable among themselves and each with the neuter, the singular numbers shall include the plural, and the plural the singular. The term “person” shall include all persons and entities of every nature whatsoever, including, but not limited to, individuals, corporations, partnerships, governmental entities and associations. The terms “including,” “included,” “such as” and terms of similar import shall not imply the exclusion of other items not specifically enumerated.

(c)

Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid, illegal, unenforceable or inconsistent with any present or future law, ruling, rule or regulation of any court, governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision shall be rescinded or modified in accordance with such law, ruling, rule or regulation and the remainder of this Agreement or the application of such provision to the person or circumstances other than those as to which it is held inconsistent shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

(d)

Governing Law. This Agreement is made between the Insured and a national banking association with its main office in the State of Alabama and shall be governed in all respects and construed in accordance with the laws of the State of Alabama, without regard to its conflicts of law principles, except to the extent superseded by the Federal laws of the United States.

(e)

Binding Effect. This Agreement is binding on the parties and their respective successors, permitted assigns, heirs and legal representatives. Without limiting the foregoing, the terms of this Agreement shall be binding on the Insured’s estate, administrators, personal representatives and heirs. This Agreement may be assigned or transferred by the Bank to any party to which the Bank assigns or transfers the Policy. The Bank agrees to maintain an executed counterpart of this Agreement as an official record of the Bank.

(f)

No Trust. Nothing in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind or a fiduciary relationship between the Bank and the Insured, the Insured’s designated beneficiary or any other person.

(g)

Assignment of Rights. None of the payments provided by this Agreement shall be subject to seizure for payment of any debts or judgments against the Insured or any beneficiary of the Insured, nor shall the Insured or any beneficiary of the Insured have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder; provided, however, that the undistributed portion of any benefit payable hereunder shall at all times be subject to setoff for debts owed by the Insured to the Bank.

(h)

Entire Agreement. This Agreement (together with its exhibits, which are incorporated herein by reference) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous negotiations, agreements and understandings, whether oral or written, relating to the subject matter hereof.

(i)

Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered by hand or by first class, certified or registered mail, postage prepaid, addressed to the Bank or the Insured, as applicable, at the address for such party set forth below or such other address designated by written notice.

Bank:	National Bank of Commerce 600 Luckie Drive, Suite 200 Birmingham, Alabama 35223 Attn: Chief Financial Officer

Insured:	Richard Murray, IV
[HOME ADDRESS]

(j)	Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

(k)

Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe the provisions hereof. No waiver of any provision in this Agreement shall be effective unless it is in writing and signed by the party against whom such waiver is asserted.

(l)

Amendment. Subject to the Bank’s ability to terminate this Agreement in accordance with Section 8 and the Bank’s ability to amend and revise Exhibit C as set forth in Section 1, no amendments or additions to this Agreement shall be binding unless in writing and signed by both parties hereto. Notwithstanding the foregoing, the Bank may amend this Agreement (and may do so retroactively) without the consent or approval of the Insured or any beneficiary of the Insured if such amendment is necessary to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”), or in order to avoid the application of any penalties that may be imposed on the Insured and any beneficiary of the Insured pursuant to the provisions of Section 409A.

(m)	Purpose. The primary purpose of this Agreement is to provide certain death benefits to the Insured as a member of a select group of management or highly compensated employees of the Bank.

(n)

Compliance with Section 409A. This Agreement is intended to be exempt from the provisions of Section 409A and the rules and regulations promulgated thereunder. However, the Bank does not warrant to the Insured that all amounts payable under this Agreement will be exempt from, or paid in compliance with, Section 409A. The Insured understands and agrees that he bears the entire risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payment of compensation for his services on a basis contrary to the provisions of Section 409A or comparable provisions of any applicable state or local income tax laws.

(l)

Legal Fees. From and after the occurrence of a Change in Control, the Bank shall pay all reasonable legal fees and expenses incurred by the Insured or any beneficiary of the Inured in seeking to obtain or enforce any right or benefit provided by this Agreement promptly from time to time, at the Insured’s request or the request of his beneficiary, as such fees and expenses are incurred; and the Insured or his beneficiary shall be under no obligation to reimburse the Bank for any such fees and expenses regardless of whether the Insured or his beneficiary was successful in seeking to obtain or enforce any right or benefit provided by this Agreement. The Bank’s obligation in this regard shall continue until such time as a final determination (including any appeals) is made with respect to the proceedings; provided, however, that such proceedings must commence prior to the expiration of any applicable statute of limitations and payment of such reimbursements must be made as soon as feasible following the date Insured or his beneficiary submits verification of the expenses incurred but not later than the last day of the Insured’s or his beneficiary’s taxable year following the taxable year in which the expenses are incurred. The Executive’s (or his beneficiary’s) right to payment of legal fees and expenses hereunder shall not be subject to liquidation or exchange for another benefit, and the amount of fees and expenses eligible for reimbursement in one taxable year of the Executive (or his beneficiary) shall not affect the expenses eligible for reimbursement in any other taxable year.

(m)

Death Certificate. The Insured’s beneficiary shall be responsible for obtaining an original or certified copy of the Insured’s death certificate as may be required by the Insurer to process any claims for Policy death proceeds and the Insured’s beneficiary shall provide the Bank with a certified copy of the death certificate upon request by the Bank.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the day and year set forth above.

Date: September 12, 2018	BANK: National Bank of Commerce By: John H. Holcomb, III Its: Vice Chairman of the Board
Date: September 12, 2018	INSURED: /s/ Richard Murray, IV Richard Murray, IV

Signature Page to 2018 Split-Dollar Agreement

EXHIBIT A

DEATH BENEFIT

RICHARD MURRAY, IV

Date on which the Insured attains:

Age 65: July 6, 2027

Age 80: July 6, 2042

Maximum Death Benefit – If the Insured’s death occurs while the Insured is in the full-time employment of the Bank (or while the Executive is deemed to be in the full-time employment of the Bank due to Section 8(b)(ii) on account of being Substantially Disabled), but prior to the Insured attaining age sixty-five (65), then the “Death Benefit” shall equal $1,800,000.

Reduced Death Benefit – If the Insured’s death occurs after the termination of the Insured’s full-time employment with the Bank following the Insured’s attainment of age sixty-five (65), then the “Death Benefit” shall equal the amount listed on the schedule below, subject to the retirement conditions listed below the table:

Year of Death	Reduced Death Benefit
July 6, 2027 to July 5, 2028	$1,800,000
July 6, 2028 to July 5, 2029	$1,680,000
July 6, 2029 to July 5, 2030	$1,560,000
July 6, 2030 to July 5, 2031	$1,440,000
July 6, 2031 to July 5, 2032	$1,320,000
July 6, 2032 to July 5, 2033	$1,200,000
July 6, 2033 to July 5, 2034	$1,080,000
July 6, 2034 to July 5, 2035	$960,000
July 6, 2035 to July 5, 2036	$840,000
July 6, 2036 to July 5, 2037	$720,000
July 6, 2037 to July 5, 2038	$600,000
July 6, 2038 to July 5, 2039	$480,000
July 6, 2039 to July 5, 2040	$360,000
July 6, 2040 to July 5, 2041	$240,000
July 6, 2041 to July 5, 2042	$120,000
July 6, 2042 and thereafter	$0

Notwithstanding the above schedule, payment of the Reduced Death Benefit shall be subject to the conditions set forth in paragraphs 1 and 2 below; provided, however, upon a Change in Control, the conditions set forth in paragraphs 1 and 2 below shall not be operative.

1.     The Insured has not breached any of the restrictive covenants set forth in Section 6 of the 2018 SERP.

2.     The Insured’s termination of employment from the Bank has not been for cause, as determined by the Board of Directors of the Bank in accordance with the standards set forth in the 2018 SERP.

Exhibit A to 2018 Split-Dollar Agreement

EXHIBIT B

BENEFICIARY DESIGNATION FORM

2018 SPLIT-DOLLAR AGREEMENT

Pursuant to Section 3 of the 2018 Split-Dollar Agreement (the “Agreement”), I, RICHARD MURRAY, IV hereby designate the beneficiary(ies) listed below to receive any benefits under the Agreement that may be due upon my death. This designation shall replace and revoke any prior designation of beneficiary(ies) made by me under the Agreement.

Full Name(s), Address(es) and Social Security Number(s) of Primary Beneficiary(ies)*:

[BENEFICIARY INFORMATION]

*If more than one beneficiary is named above, the beneficiaries will share equally in any benefits, unless you have otherwise provided above. Further, if you have named more than one beneficiary and one or more of the beneficiaries is deceased at the time of your death, any remaining beneficiary(ies) will share equally, unless you have provided otherwise above. If no primary beneficiary survives you, then the contingent beneficiary designated below will receive any benefits due upon your death. In the event you have no designated beneficiary upon your death, any benefits due will be paid to your estate. In the event that you are naming a beneficiary that is not a person, please provide pertinent information regarding the designation.

Full Name, Address and Social Security Number of Contingent Beneficiary:

[BENEFICIARY INFORMATION]

Date: September 12, 2018	/s/ Richard Murray, IV RICHARD MURRAY, IV
ACCEPTED:	NATIONAL BANK OF COMMERCE

Date: September 12, 2018	/s/ John H. Holcomb, III

Its: Vice Chairman of the Board

Exhibit B to 2018 Split-Dollar Agreement

EXHIBIT C

ENDORSED POLICY

RICHARD MURRAY, IV

This Agreement pertains to the life insurance policy listed on this Exhibit C, attached and made a part of this 2018 Split-Dollar Agreement effective as of September 12, 2018:

Policy number: [POLICY NUMBER]

Insurer: MassMutual Life Insurance Company

Insured: RICHARD MURRAY, IV

Owner of Policy: NATIONAL BANK OF COMMERCE

Relationship of Bank to Insured: Insured is an Executive of the Bank

Policy number: [POLICY NUMBER]

Insurer: New York Life Insurance Company

Insured: RICHARD MURRAY, IV

Owner of Policy: NATIONAL BANK OF COMMERCE

Relationship of Bank to Insured: Insured is an Executive of the Bank

Policy number: [POLICY NUMBER]

Insurer: Northwestern Mutual Life Insurance Company

Insured: RICHARD MURRAY, IV

Owner of Policy: NATIONAL BANK OF COMMERCE

Relationship of Bank to Insured: Insured is an Executive of the Bank

Policy number: [POLICY NUMBER]

Insurer: Northwestern Mutual Life Insurance Company

Insured: RICHARD MURRAY, IV

Owner of Policy: NATIONAL BANK OF COMMERCE

Relationship of Bank to Insured: Insured is an Executive of the Bank

Exhibit C to 2018 Split-Dollar Agreement